TRUE RELIGION BRAND JEANS SALES CONTINUE TO GROW

LOS ANGELES--(BUSINESS WIRE)-October 5, 2004-True Religion Apparel, Inc., (OTCBB:TRLG) is pleased to announce that sales of True Religion Brand Jeans topped $7.3 million for the quarter ended September 30th, an increase of 78% over the quarter ending June 30th.

At Fashion Coterie in New York, the major tradeshow for women's apparel, Guru Denim, Inc. booked additional orders for over $2.0 million worth of True Religion Brand Jeans to be shipped approximately 50% before year-end and 50% for new spring styles to be shipped in early 2005. In addition, Jameric, the Company's Japanese distributor, added another $400,000 in bookings. The Company increased its business with its major department store and boutique customers including Neiman Marcus, Nordstrom and Barney's New York. Saks Fifth Avenue added an eight store test order of men's jeans for delivery in November in addition to its existing women's jeans business.

True Religion Apparel, Inc. continues to have an outstanding order backlog for approximately $11.0 million worth of True Religion Brand Jeans with shipment of over $9.0 million worth planned within the next 90 days.

True Religion Brand Jeans plans to exhibit at Dallas Market on October 22-26th and LA Market on October 26-November 2nd. Internationally, True Religion Brand Jeans exhibited at the White Show (September 30-October 3rd in Milan, Italy) and expects to receive orders from its Italian distributor totaling $400,000 before year end. True Religion exhibits at Tranoi sur Seine (October 7-10th in Paris, France) plus additional local exhibitions in the countries where the Company has international distributors.

True Religion Apparel's offices are located at 1525 Rio Vista Avenue, Los Angeles, California 90023. At these offices, the Company, through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells "True Religion Brand Jeans" in the United States, Canada, the United Kingdom, Europe, Australia and Japan. True Religion Brand Jeans can be found at Neiman Marcus, Saks Fifth Avenue, Kitson, Ron Herman, Henri Bendel, Bloomingdales, Nordstrom, Barneys and approximately 300 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barney's Japan and in England, including Selfridges, Harrod's and Harvey Nichols.

Forward-Looking Statements

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the Company's belief that: (i) True Religion Apparel, Inc. will be able to ship its entire sales order backlog of $11.0 million or its short term backlog of over $9.0 million in the next 90 days; (ii) that it will receive any orders from its Italian distributor; and (iii) that it will exhibit at the Tranoi sur Seine for the coming season. Readers should be aware that at times, otherwise firm orders can be cancelled, production of jeans can be delayed or impeded through manufacturing difficulties, there may be defects in manufacture which may cause returns or order cancellation, and trade shows can be cancelled or postponed. Readers should also refer to the risk disclosures outlined in periodic reports filed by the Company from time to time with the Securities and Exchange Commission.

CONTACT:

True Religion Apparel, Inc.

Charles Lesser 323 266-3072